April 2007	Preliminary Terms No. 256
Registration Statement No. 333-131266
Dated April 12, 2007
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities

Capital Protected Notes based on a Basket of Indices
due April 20, 2009
 Capital Protected Notes provide investors with exposure to a wide variety of assets and asset classes, including equities, commodities and currencies with limited or no downside risk to the initial investment. They are for investors who are concerned about principal risk and who are willing to forgo some upside or yield in exchange for principal protection.

S U M M A R Y T E R M S
Issuer: Maturity date:	Morgan Stanley April 20, 2009
Underlying indices:	Basket Indices	Percentage weighting	Initial index closing value	Multiplier
	MSCI EAFE Index®	45%
	S&P 500® Index	40%
	MSCI Emerging Markets Index	15%
Principal protection:	100%
Participation rate:	70.30% to 70.40%, the actual participation rate will be determined on the pricing date
Aggregate principal amount:	$
Payment at maturity:	$10 plus the supplemental redemption amount, which may be zero
Supplemental redemption amount:	The product of $10 times the participation rate times the basket percent change; provided that the supplemental redemption amount will not be less than zero.
Basket percent change:	(final index value – initial index value) / initial index value
Initial index value:	10, the sum of the products of the initial index closing value and multiplier for each basket index
Final index value:	The basket closing value on the determination date
Basket closing value:	The sum of the products of the index closing value and multiplier for each basket index
Determination date:	April 16, 2009
Basket setting date:	For the S&P 500 Index, the pricing date For the MSCI EAFE Index® and the MSCI Emerging Markets Index, the index business day for such basket index immediately following the pricing date
Stated principal amount:	$10
Original issue price:	$10
Pricing date:	April , 2007
Original issue date:	April , 2007
CUSIP:	61750V212
Listing: Agent:	The notes will not be listed on any securities exchange. Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public	Agent’s Commissions(1)	Proceeds to Company
	Per note	$10.00	$	$
	Total	$	$	$

(1) For additional information, see “Plan of Distribution” in the prospectus supplement for capital protected notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Amendment No. 1 to Prospectus Supplement for Capital Protected Notes dated December 21, 2006

Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Capital Protected Notes based on a
Basket of Indices
due April 20, 2009

Investment Overview
Capital Protected Notes

The 100% Capital Protected Notes (the “notes”) provide a way to gain principal-protected exposure to a weighted global basket of three equity indices. At maturity, if the basket has depreciated the investment will redeem for the stated principal amount, without any yield on your investment. Alternatively, if the basket has appreciated at maturity, your investment will return 70.30% to 70.40% of the appreciation in addition to the stated principal amount.

Maturity:	2 years
Participation rate:	70.30% to 70.40%, the actual participation rate
will be determined on the pricing date
Principal protection:	100%

Basket Overview
The basket is weighted among the MSCI EAFE Index®, the S&P 500® Index and the MSCI Emerging Markets Index and offers exposure to the equity market performance of Australia, New Zealand, Europe, the United States of America, and Asia.

MSCI EAFE Index
The MSCI EAFE Index is a stock index calculated, published and disseminated by MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. The MSCI EAFE Index is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and in Europe and Asia, which are Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

S&P 500 Index
The S&P 500 Index is intended to be a benchmark for U.S. equity market performance. The calculation of the value of the S&P 500 Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

MSCI Emerging Markets Index
The MSCI Emerging Markets Index is an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets. The performance of the MSCI Emerging Markets Index is a free float-adjusted average of the U.S. dollar values of all of the equity securities composing the MSCI indices for the selected countries. As of June 2006, the MSCI Emerging Markets Index consisted of the following 25 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Korea, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey.

April 2007	Page 2

Capital Protected Notes based on a
Basket of Indices
due April 20, 2009

Basket information as of market close on April 11, 2007

	MSCI EAFE Index	S&P 500 Index	MSCI Emerging Markets Index
Ticker:	MXEA	SPX	MXEF
Current Index Level:	2,204.06	1,438.87	963.62
52 Weeks Ago:	1,844.21	1,286.57	807.73
52 Week High:	2,204.06	1,459.68	963.62
52 Week Low:	1,681.70	1,223.69	665.28

Basket Historical Performance January 1, 2002 to April 11, 2007

The graph illustrates the effect of the offset and/or correlation among the basket indices during such period. The graph does not take into account the participation rate on the notes, nor does it attempt to show your expected return on an investment in the notes. The historical values of the basket should not be taken as an indication of its future performance.

April 2007	Page 3

Capital Protected Notes based on a
Basket of Indices
due April 20, 2009

Key Investment Rationale

This two year investment offers limited upside exposure to the basket while protecting 100% of your principal in exchange for forgoing current yield or interest.

Principal protection	The notes offers investors exposure to the basket while maintaining 100% protection of the invested principal.

Access	Uncapped, weighted exposure to the Australian, New Zealand, Asian, European, and United States equity markets.

Best Case Scenario

At maturity, the basket has appreciated and the notes redeem for the $10 stated principal amount plus 70.30% to 70.40% of the basket appreciation. The actual participation rate will be determined on the pricing date.

Worst Case Scenario	At maturity, the basket has depreciated and the notes redeem for only the $10 stated principal amount, meaning you will have not received any return on your initial $10 investment for two years.

Summary of Selected Key Risks (see page 10)

■	The notes may not pay more than the principal amount at maturity and do not pay interest.
■	Prior to maturity the notes may, depending on market conditions (primarily movements in the basket indices and interest rates), trade below the original issue price.
■	The return on the notes is limited to 70.30% to 70.40% of the appreciation of the basket indices. As a result, you will not participate fully in any appreciation of the basket indices. The actual participation rate will be determined on the pricing date.
■	Changes in the value of one or more of the basket indices may offset each other.
■	There may be little or no secondary market for the notes. You should be willing to hold your notes to maturity.
■	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.
■	Investing in the notes is not equivalent to investing in the basket indices.
■	Adjustments to the basket indices could adversely affect the value of the notes.
■	You have no shareholder rights.
■	If the supplemental redemption amount due at maturity is equal to zero or the basket increases in value by less than the yield which would be paid on an ordinary debt security, the return on an investment in the notes (the effective yield to maturity) will be less than the amount that would be paid on an ordinary debt security.
■	There are risks associated with investments in securities indexed to the value of foreign equity securities.
■	Credit risk to Morgan Stanley whose credit rating is currently Aa3/A+.

April 2007	Page 4

Capital Protected Notes based on a
Basket of Indices
due April 20, 2009

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and will have the terms described in the prospectus supplement for capital protected notes and the prospectus, as supplemented or modified by these preliminary terms. At maturity, we will pay per note the stated principal amount of $10 plus a supplemental redemption amount, if any, based on the increase, if any, in the value of the basket. The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term note program.

Expected Key Dates
Pricing Date:	Issue Date (Settlement Date):	Maturity Date:
April , 2007	April , 2007 (5 trading days after the Pricing Date)	April 20, 2009, subject to postponement due to
a market disruption event

Key Terms
Issuer:	Morgan Stanley

Underlying indices:	Basket Indices	Percentage weighting	Initial index closing value	Multiplier
	MSCI EAFE Index® :	45%
	S&P 500® Index:	40%
	MSCI Emerging Markets
	Index® :	15%
Aggregate principal amount:	$
Original issue price:	$10 per note
Stated principal amount:	$10 per note
Denominations:	$10 per note and integral multiples thereof
Principal protection level:	100%
Interest:	None
Bull notes or bear notes	Bull notes
Payment at maturity:	$10 plus the supplemental redemption amount, which may be zero
Supplemental redemption amount:	The product of $10 times the participation rate times the basket percent change; provided that the supplemental redemption amount will not be less than zero.
Basket percent change:	(final index value – initial index value) / initial index value
Initial index value:	10, the sum of the products of the initial index closing value and multiplier for each basket index
Final index value:	The basket closing value on the determination date
Basket closing value:	The sum of the products of the index closing value and multiplier for each basket index
Determination date:	April 16, 2009
Participation rate:	70.30% to 70.40%, the actual participation rate will be determined on the pricing date
Basket setting date:	For the S&P 500 Index, the pricing date For the MSCI EAFE Index® and the MSCI Emerging Markets Index, the index business day for such basket index immediately following the pricing date
Call right:	The notes are not callable prior to the maturity date
Postponement of maturity date:

If the determination date is postponed so that it falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date will be the second scheduled trading day following the determination date, as postponed.

Risk factors:	Please see “Risk Factors” on page 10

April 2007	Page 5

Capital Protected Notes based on a
Basket of Indices
due April 20, 2009

General Information
Listing: CUSIP: Minimum Ticketing Size: Tax Considerations:

The notes will not be listed on any securities exchange.
61750V212
100 notes
The Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, regardless of whether any stated interest is payable on the Notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the Notes generally will be treated as ordinary income. If the Notes were priced on April 11, 2007, the “comparable yield” would be a rate of 5.0619% per annum compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different than the comparable yield set forth above. Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $10) consists of a projected amount equal to $11.0531 due at maturity. You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the Notes.

The following table states the amount of original issue discount (“OID”) (without taking into account the actual payment received at maturity) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD

Original Issue Date through June 30, 2007	$0.0984	$0.0984
July 1, 2007 through December 31, 2007	$0.2556	$0.3540
January 1, 2008 through June 30, 2008	$0.2621	$0.6161
July 1, 2008 through December 31, 2008	$0.2687	$0.8848
January 1, 2009 through April 20, 2009	$0.1684	$1.0531

This table will be updated in the final disclosure supplement using the actual comparable yield determined on the pricing date.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor Trustee to JPMorgan Chase Bank, N.A.)
Calculation Agent:	Morgan Stanley & Co. Incorporated

April 2007	Page 6

Capital Protected Notes based on a
Basket of Indices
due April 20, 2009

Use of proceeds and hedging:	The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.
On or prior to the basket setting date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the notes by taking positions in futures and options contracts on the basket indices. Such purchase activity could increase the value of the basket indices, and therefore the value at which the basket indices must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for capital protected notes.
ERISA:	See “ERISA” in the prospectus supplement for capital protected notes.
Contact:	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (866) 477-4776 / (914) 225-7000)

This offering summary represents a summary of the terms and conditions of the notes. We encourage you to read the accompanying prospectus supplement for capital protected notes and prospectus for this offering.

April 2007	Page 7

Capital Protected Notes based on a
Basket of Indices
due April 20, 2009

How the Notes Work

At maturity, if the final index value is greater than the initial index value, for each $10 stated principal amount of notes that you hold, you will receive a supplemental redemption amount in addition to the stated principal amount of $10. The supplemental redemption amount will be equal to the product of (i) $10 times (ii) the percentage, if any, by which the final index value exceeds the initial index value times (iii) the participation rate. Presented below is a hypothetical example showing how the payout on the notes, including the supplemental redemption amount, is calculated, as well as a table showing a range of hypothetical payouts on the notes.

Example:

The hypothetical final index value is 50% greater than the initial index value.

Initial index value:	10
Hypothetical final index value:	15
Hypothetical participation rate:	70%
Supplemental redemption amount per note = $10 x ((15 – 10)/10) x 70% = $3.50

In the example above, the total payment at maturity per note will equal $13.50, which is the sum of the stated principal amount of $10 and a supplemental redemption amount of $3.50.

The examples of the hypothetical supplemental redemption amounts and payouts at maturity provided in the table below are intended to illustrate the effect of the hypothetical participation rate on each $10 stated principal amount of notes for the specified final index values, however they do not cover the complete range of possible payouts at maturity.

Percent Return of the basket	Final index value	Stated principal amount	Supplemental redemption amount	Payment at maturity	Percent return on $10 note
100%	20	$10	$7.00	$17.00	70%
90%	19	$10	$6.30	$16.30	63%
80%	18	$10	$5.60	$15.60	56%
70%	17	$10	$4.90	$14.90	49%
60%	16	$10	$4.20	$14.20	42%
50%	15	$10	$3.50	$13.50	35%
40%	14	$10	$2.80	$12.80	28%
30%	13	$10	$2.10	$12.10	21%
20%	12	$10	$1.40	$11.40	14%
10%	11	$10	$0.70	$10.70	7%
0%	10	$10	$0	$10	0%
-10%	9	$10	$0	$10	0%
-20%	8	$10	$0	$10	0%
-30%	7	$10	$0	$10	0%
-40%	6	$10	$0	$10	0%
-50%	5	$10	$0	$10	0%
--	--	--	--	--	--
-100%	0	$10	$0	$10	0%

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Capital Protected Notes based on a
Basket of Indices
due April 20, 2009

Payment at Maturity

100% principal protection. At maturity, we will pay you at least $10, plus the supplemental redemption amount, if any.

The supplemental redemption amount based on the basket indices. The supplemental redemption amount will be equal to the product of $10 times the participation rate times the percentage, if any, by which the final index value exceeds the initial index value. If the final index value is greater than the initial index value, the supplemental redemption amount will be calculated as follows:

supplemental redemption amount						(final index value – initial index value)
	=	$10	x	participation rate	x
						initial index value

where,

participation	=	70.30% to 70.40% (the actual participation rate will be
rate		determined on the pricing date)

initial index	=	10
value

final index	=	the basket closing value as determined on the
value		determination date

basket closing	=	the sum of the products of the index closing value of
value		each of the basket indices and the applicable multiplier
for each of the basket indices

If the final index value is less than or equal to the initial index value, the supplemental redemption amount will be zero.

April 2007	Page 9

Capital Protected Notes based on a
Basket of Indices
due April 20, 2009

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks you should read the section entitled “Risk Factors” beginning on S-15 of the prospectus supplement for capital protected notes. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

Structure Specific Risk Factors

■	The notes may not pay more than the principal amount at maturity. If the final index value is less than or equal to the initial index value, you will receive only the stated principal amount of $10 for each note you hold at maturity.
■	The notes do not pay interest. Because the supplemental redemption amount due at maturity may equal zero or the basket may not increase in value by more than the yield which would be paid on an ordinary debt security, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.
■	Market price of the notes will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including: the value of each of the basket indices at any time and, in particular, on the determination date, the volatility of the basket indices, interest and yield rates in the market, geopolitical conditions and economic, financial, political and regulatory or judicial events, the time remaining to the maturity of the notes, the dividend rate on the stocks underlying the basket indices and our creditworthiness.
■	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes.
■	Changes in the value of one or more of the basket indices may offset each other. Price movements in the basket indices may not correlate with each other. At a time when the value of one or more of the basket indices increases, the value of one or more of the other basket indices may not increase as much or may even decline in value. Therefore, in calculating the basket closing value on the determination date, increases in the value of one or more of the basket indices may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket indices.
■	The return on the notes is limited to 70.30% to 70.40% of the appreciation of the basket indices. As a result, you will not participate fully in any appreciation of the basket indices. The actual participation rate will be determined on the pricing date.
■	Investing in the notes is not equivalent to investing in the basket indices. Investing in the notes is not equivalent to investing in the basket indices or their component stocks. See “Hypothetical Payouts on the Capital Protected Notes” above.
■	Adjustments to the basket indices could adversely affect the value of the notes. The publisher of any basket index can add, delete or substitute the stocks underlying the basket index, and can make other methodological changes that could change the value of the basket index. The publisher of any basket index may discontinue or suspend calculation or publication of the basket index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are

April 2007	Page 10

Capital Protected Notes based on a
Basket of Indices
due April 20, 2009

calculated and published by MS & Co. or any of its affiliates. Any of these actions could adversely affect the value of the notes.
■	You have no shareholder rights. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie any basket index.
■	There are risks associated with investments in securities indexed to the value of foreign equity securities. Investments in securities indexed to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.
Other Risk Factors
■	Secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide significant liquidity. Accordingly, you should be willing to hold your notes to maturity.
■	Potential adverse economic interest of the calculation agent. The economic interests of MS & Co., as the calculation agent and of MS & Co. and other affiliates of ours that will carry out hedging activities related to the notes or that trade in the component stocks of the basket indices or other instruments related to the basket indices are potentially adverse to your interests as an investor in the notes. The hedging or trading activities of our affiliates on or prior to the basket setting date and on the determination date could adversely affect the basket value and, as a result, could decrease the amount you may receive on the notes at maturity. Any of these hedging or trading activities on or prior to the basket setting date could potentially affect the initial index value and, as a result, could increase the value at which the basket indices must close on the determination date before you receive a payment at maturity that exceeds the stated principal amount on the notes. Additionally, such hedging or trading activities during the term of the notes could potentially affect the value of the basket indices on the determination date and, accordingly, the amount of cash you will receive at maturity.

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Capital Protected Notes based on a
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due April 20, 2009

Information about the Basket Indices

The MSCI EAFE Index. The MSCI EAFE Index ® is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, and is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and in Europe and Asia, which are Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The MSCI EAFE Index is described under the heading “Underlying Indices and Underlying Index Publishers Information—MSCI EAFE Index” in the prospectus supplement for capital protected notes.

License Agreement between MSCI and Morgan Stanley. “MSCI EAFE Index®” is a trademark of MSCI and has been licensed for use by Morgan Stanley. See “Underlying Indices and Underlying Index Publishers Information— MSCI EAFE Index — License Agreement between MSCI and Morgan Stanley” in the prospectus supplement for capital protected notes.

The S&P 500 Index. The S&P 500 Index is intended to be a benchmark for U.S. equity market performance. The calculation of the value of the S&P 500 Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The S&P 500 Index is described under the heading “Underlying Indices and Underlying Index Publishers Information—S&P 500 Index” in the prospectus supplement for capital protected notes.

License Agreement between S&P and Morgan Stanley. “Standard & Poor’s®,” “S&P®”, “S&P 500®” and “S&P 500® Index” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. See “Underlying Indices and Underlying Index Publishers Information—S&P 500 Index—License Agreement between S&P and Morgan Stanley” in the prospectus supplement for capital protected notes.

The MSCI Emerging Markets Index. The MSCI Emerging Markets Index was developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets. The performance of the MSCI Emerging Markets Index is a free float-adjusted average of the U.S. dollar values of all of the equity securities (the “Component Securities”) composing the MSCI indices for the selected countries (the “Component Country Indices”). As of June 2006, the MSCI Emerging Markets Index consisted of the following 25 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Korea, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey. Each Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets.

Prices used to calculate the Component Securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars on a real time basis and disseminated every 60 seconds during market trading hours. It is also calculated on an end of day basis. The MSCI Emerging Markets Index has a base date December 31, 1987.

We have derived all information contained in this pricing supplement regarding the MSCI Emerging Markets Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of ours, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. See “Affiliation of MSCI, MS & Co.

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Capital Protected Notes based on a
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due April 20, 2009

and Morgan Stanley” below. Neither MSCI nor we have any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI Emerging Markets Index.

In order to maintain the representativeness of the MSCI Emerging Markets Index, structural changes to the MSCI Emerging Markets Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities.

MSCI may add additional Component Country Indices to the MSCI Emerging Markets Index or subtract one or more of its current Component Country Indices prior to the expiration of the capital protected notes. Any such adjustments are made to the MSCI Emerging Markets Index so that the value of the MSCI Emerging Markets Index at the effective date of such change is the same as it was immediately prior to such change.

Affiliation of MSCI, MS & Co. and Morgan Stanley

Each of MSCI and MS & Co. is a majority-owned subsidiary of ours. MSCI is responsible for the MSCI Emerging Markets Index and the guidelines and policies governing its composition and calculation. Although judgments, policies and determinations concerning the MSCI Emerging Markets Index are made solely by MSCI, we, as the parent company of MSCI, are ultimately responsible for MSCI. MSCI® is a registered trademark and service mark of MSCI.

BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE CAPITAL PROTECTED NOTES, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS AND JUDGMENTS MADE IN DETERMINING THE MSCI EMERGING MARKETS INDEX. THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT COUNTRY INDICES AND CORRESPONDING COMPONENT SECURITIES COMPRISING THE MSCI EMERGING MARKETS INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI EMERGING MARKETS INDEX. FURTHERMORE, THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI EMERGING MARKETS INDEX, INCLUDING, WITHOUT LIMITATION, THE SELECTION OF THE FOREIGN EXCHANGE RATES USED FOR THE PURPOSE OF ESTABLISHING THE DAILY PRICES OF THE COMPONENT SECURITIES, COULD ALSO AFFECT THE VALUE OF THE MSCI EMERGING MARKETS INDEX. IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI EMERGING MARKETS INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE FINAL CLOSING PRICE AND THE PAYMENT AT MATURITY. ANY SUCH ACTIONS OR JUDGMENTS COULD ADVERSELY AFFECT THE VALUE OF THE CAPITAL PROTECTED NOTES.

MSCI maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the capital protected notes to restrict the use of information relating to the calculation of the MSCI Emerging Markets Index prior to its dissemination.

It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the Component Securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the MSCI Emerging Markets Index.

April 2007	Page 13

Capital Protected Notes based on a
Basket of Indices
due April 20, 2009

Historical Information

The following tables sets forth the published high and low closing values, as well as end-of-quarter closing values, of each of the basket indices for each quarter in the period from January 1, 2002 through April 11, 2007. The related graphs set forth the daily closing values for each of the basket indices in the same period. The respective closing values of the MSCI EAFE Index, the S&P 500 Index and the MSCI Emerging Markets Index on April 11, 2007 was 2,204.06, 1,438.87 and 963.62. We obtained the information in the table and graphs below from Bloomberg Financial Markets, without independent verification. The historical values of the index closing values should not be taken as an indication of future performance, and no assurance can be given as to the level of the basket closing value on the determination date. The payment of dividends on the stocks that comprise the basket indices are not reflected in their level and, therefore, have no effect on the calculation of the payment at maturity.

MSCI EAFE Index January 1, 2002 to April 11, 2007	High	Low	Period End
2002
First Quarter	1,179.43	1,060.01	1,155.60
Second Quarter	1,190.24	1,073.77	1,123.01
Third Quarter	1,128.11	881.44	897.05
Fourth Quarter	988.28	857.43	952.65
2003
First Quarter	984.21	823.51	868.55
Second Quarter	1,074.97	876.58	1,025.74
Third Quarter	1,138.13	1,024.11	1,103.39
Fourth Quarter	1,288.77	1,124.33	1,288.77
2004
First Quarter	1,365.62	1,286.25	1,337.07
Second Quarter	1,360.32	1,226.65	1,327.97
Third Quarter	1,328.19	1,258.55	1,318.03
Fourth Quarter	1,515.48	1,329.37	1,515.48
2005
First Quarter	1,568.18	1,462.16	1,503.85
Second Quarter	1,518.07	1,439.66	1,473.72
Third Quarter	1,618.84	1,450.18	1,618.84
Fourth Quarter	1,696.07	1,533.92	1,680.13
2006
First Quarter	1,841.74	1,684.06	1,827.65
Second Quarter	1,980.26	1,681.70	1,822.88
Third Quarter	1,914.88	1,708.45	1,885.26
Fourth Quarter	2,074.48	1,890.59	2,074.48
2007
First Quarter	2,182.60	2,030.00	2,147.51
Second Quarter (through April 11, 2007)	2,204.06	2,204.06	2,204.06

MSCI EAFE Index January 1, 2002 to April 11, 2007

April 2007	Page 14

Capital Protected Notes based on a
Basket of Indices
due April 20, 2009

S&P 500 Index January 1, 2002 to April 11, 2007	High	Low	Period End

2002
First Quarter	1,172.51	1,080.17	1,147.39
Second Quarter	1,146.54	973.53	989.82
Third Quarter	989.03	797.70	815.28
Fourth Quarter	938.87	776.76	879.82
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter (through April 11, 2007)	1,438.87	1,438.87	1,438.87

S&P 500 Index January 1, 2002 to April 11, 2007

April 2007	Page 5

Capital Protected Notes based on a
Basket of Indices
due April 20, 2009

MSCI Emerging Markets Index January 1, 2002 to April 11, 2007	High	Low	Period End

2002
First Quarter	351.46	317.45	351.43
Second Quarter	364.08	309.44	319.75
Third Quarter	331.22	266.11	266.11
Fourth Quarter	304.86	254.79	292.09
2003
First Quarter	308.01	269.71	272.27
Second Quarter	337.56	273.66	332.68
Third Quarter	386.10	336.74	377.63
Fourth Quarter	442.78	381.67	442.78
2004
First Quarter	488.37	443.14	482.06
Second Quarter	497.26	395.93	432.20
Third Quarter	466.57	418.51	464.15
Fourth Quarter	542.17	463.38	542.17
2005
First Quarter	588.68	518.25	548.69
Second Quarter	572.22	526.39	565.17
Third Quarter	661.32	562.60	661.32
Fourth Quarter	707.68	603.73	706.48
2006
First Quarter	791.85	707.01	787.80
Second Quarter	881.52	665.28	747.54
Third Quarter	789.97	710.33	778.17
Fourth Quarter	912.65	774.39	912.65
2007
First Quarter	943.88	844.18	929.03
Second Quarter (through April 11, 2007)	963.62	963.62	963.62

MSCI Emerging Markets Index January 1, 2002 to April 11, 2007

April 2007	Page 16